Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS RECORD SECOND QUARTER RESULTS

•                  NET EARNINGS UP 119 PERCENT

•                  NEW AWARDS OF $6.4 BILLION AND BACKLOG OF $33.0 BILLION SET RECORDS

•                  CASH AND MARKETABLE SECURITIES RISE TO $2.4 BILLION

IRVING, TEXAS – August 11, 2008 – Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2008.  Net earnings rose 119 percent to $209 million, or $1.13 per diluted share, compared with $96 million or $0.53 per diluted share for the same period last year.  Operating profit for the quarter more than doubled to $392 million, compared with $187 million in the second quarter of 2007.  All business segments contributed to this positive result by posting solid growth in profit over last year.  Second quarter results included a pre-tax gain of $79 million, or $0.26 per diluted share, from the sale of its joint venture interest in the Greater Gabbard Offshore Wind Farm project.  Operating margins rose to 6.8 percent,  reflecting improvement in all segments.  Excluding the Greater Gabbard sale, operating margins were 5.4 percent, up from 4.4 percent a year ago.  Revenue rose by 37 percent to $5.8 billion, up from $4.2 billion in the second quarter of 2007, driven primarily by significant growth in the Oil & Gas and Power segments.

New project awards for the second quarter were a record $6.4 billion, compared to $5.8 billion in new awards a year ago.  The quarter included a $1.8 billion award for the Greater

Gabbard Offshore Wind Farm power project in the United Kingdom, which will provide carbon neutral, renewable electricity for more than 415,000 homes.  Consolidated backlog rose to another new company record of $33.0 billion, up 28 percent from a year ago and up $1.5 billion over the prior quarter.

Corporate G&A expense for the quarter was $62 million, compared with $52 million in the second quarter of 2007, primarily due to an increase in compensation expense resulting from strong operating performance and an increase in the company’s share price.  Strong cash flow from operations drove cash and marketable securities to $2.4 billion, up from $1.9 billion last quarter and $1.5 billion a year ago.

“Fluor continues to be actively engaged in the delivery of solutions for major energy and infrastructure programs globally,” said Chairman and Chief Executive Officer Alan Boeckmann. “We are very well positioned and remain confident that strong demand in our key markets in the U.S. and around the world will continue to drive substantial growth for the company.”

Outlook

“We are encouraged by the strength of our financial results to date, and see substantial opportunity for the balance of the year,” said Chief Financial Officer Mike Steuert.  “As a result, we are increasing our full year guidance for Earnings Per Share to a range of $3.65 to $3.80 per share for 2008.”  This compares with previous guidance of $3.30 to $3.45 per share after adjusting for a two-for-one stock split that was effective on July 16, 2008.

Business Segments

Fluor’s Oil & Gas segment reported second quarter revenue of $3.3 billion, up 56 percent from the second quarter of 2007.  Operating profit grew by 68 percent to $169 million.   These strong results are primarily the result of increased project execution activities.  New oil, gas and petrochemical awards in the second quarter totaled $3.0 billion, including large refinery upgrade projects in the United States which had a combined value in excess of $1 billion.  Ending backlog at June 30, 2008 for Oil & Gas rose to $20.9 billion, a 49 percent increase from a year ago.

Fluor’s Industrial & Infrastructure segment reported revenue of $912 million, up 4 percent over last year.  Operating profit for the second quarter rose from $23 million a year ago to $121 million, including $79 million from the sale of Fluor’s joint venture interest in the Greater Gabbard Offshore Wind Farm project.  Improved operating performance was driven primarily by the mining and metals and infrastructure business lines.  Segment new awards of $2.4 billion for the quarter included the $1.8 billion Greater Gabbard project.  Backlog rose to $7.1 billion, up 25 percent from $5.7 billion a year ago.

Revenue for the Government segment was $300 million for the second quarter, compared with $325 million a year ago.  Operating profit was $11 million, up from $9 million a year ago.  During the second quarter, the formal protests of the Savannah River and LOGCAP IV contract awards were favorably resolved.  The company expects to book a new award for the first year of the Savannah River contract in the third quarter of 2008, and will record backlog for LOGCAP IV as individual task orders are awarded.  Second quarter new awards totaled $87 million, and ending backlog was $316 million.

The Global Services segment reported revenue of $696 million, up 16 percent from $598 million in the second quarter of last year.  Operating profit grew 37 percent to $66 million, reflecting strong growth from both the operations and maintenance and equipment services business lines.  New awards were $673 million, growing backlog to $2.7 billion at the end of the second quarter.

Fluor’s Power segment reported revenue of $522 million, up 86 percent from $280 million last year.  Operating profit increased four-fold to $25 million in the second quarter, compared with $6 million a year ago.  Growth in revenue and operating profit for the quarter was driven by substantial progress on major projects, including the Oak Grove coal-fired power generation units in Texas.  Power segment new awards were $206 million, and ending backlog for the quarter was $1.9 billion.

Results for the Six Months

Net earnings for the first six months of 2008 were $347 million, or $1.88 per diluted share.  This compares with $180 million, or $1.00 per diluted share, for the first six months of 2007.  Earnings per share amounts have been adjusted to reflect a two-for-one stock split that was effective on July 16, 2008.  Revenue rose 35 percent to $10.6 billion, compared with $7.9 billion in the first half of last year.

Second Quarter Call

Fluor will host a conference call at 5:30 p.m. Eastern Daylight Time on Monday, August 11, which will be webcast live on the internet, along with a supplemental slide presentation, and can be accessed by logging onto http://investor.fluor.com  and clicking on the “webcast” link for this event.  Certain non-GAAP financial measures, as defined under SEC rules, may be discussed during the conference call.  A reconciliation of these measures to the most directly comparable GAAP measures will be available in this press release posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $16.7 billion in 2007.  For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: the cyclical nature of many of the markets the Company serves; difficulties or delays incurred in the execution of contracts, including performance issues caused in whole or in part by our joint venture or teaming partners, resulting in cost overruns or liabilities; the Company’s ability to hire and retain qualified personnel; customer cancellations of, or scope adjustments to, existing contracts; the ability of the government to unilaterally terminate the Company’s contracts; failure to achieve projected backlog, revenue and/or earnings levels; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; the Company’s failure to receive anticipated new contract awards; competition in the industry; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the potential impact of certain tax matters including, but not limited to, those from foreign operations and any audits by tax authorities; changes in global business, economic, political and social conditions; civil unrest, security issues, labor conditions or other unforeseeable events in the countries in which we do business;  decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, or delays or default in payment, by the Company’s clients; the impact of environmental, health, safety, anti-bribery, international trade or other laws and regulations; customer delays or defaults making payments; and possible limitations on bonding capacity. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A.Risk Factors” in the Company’s Form 10-K filed on February 29, 2008. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. Except as otherwise required by law, the Company undertakes no obligation to publicly update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2008	2007
Revenues	$5,773.6	$4,221.5
Costs and Expenses:
Cost of Revenues	5,460.4	4,034.3
Gain on sale of joint venture interest	(79.2)	—
Corporate G&A	61.7	51.8
Net Interest (Income)	(14.3)	(8.1)
Total Costs and Expenses	5,428.6	4,078.0
Earnings before Income Taxes	345.0	143.5
Income Tax Expense	135.7	47.9
Net Earnings	$209.3	$95.6
Basic Earnings per Share
Net Earnings	$1.19	$0.55
Weighted Average Shares	176.3	174.4
Diluted Earnings per Share
Net Earnings	$1.13	$0.53
Weighted Average Shares	185.1	181.7
New Awards	$6,393.3	$5,797.8
Backlog	$33,009.9	$25,698.8
Work Performed	$5,603.9	$4,110.9

SIX MONTHS ENDED JUNE 30	2008	2007
Revenues	$10,580.6	$7,863.3
Costs and Expenses:
Cost of Revenues	10,018.2	7,498.6
Gain on sale of joint venture interest	(79.2)	—
Corporate G&A	101.2	97.1
Net Interest (Income)	(26.3)	(12.3)
Total Costs and Expenses	10,013.9	7,583.4
Earnings before Income Taxes	566.7	279.9
Income Tax Expense	219.4	99.7
Net Earnings	$347.3	$180.2
Basic Earnings per Share
Net Earnings	$1.97	$1.03
Weighted Average Shares	176.0	174.1
Diluted Earnings per Share
Net Earnings	$1.88	$1.00
Weighted Average Shares	184.4	180.8
New Awards	$12,092.1	$10,261.4
Backlog	$33,009.9	$25,698.8
Work Performed	$10,208.2	$7,658.9

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED JUNE 30	2008	2007
Revenues
Oil & Gas	$3,342.2	$2,140.9
Industrial & Infrastructure	912.5	877.2
Government	300.4	325.1
Global Services	696.1	598.1
Power	522.4	280.2
Total revenues	$5,773.6	$4,221.5

	$	%	$	%
Operating Profit Margin $ and %
Oil & Gas	$169.0	5.1	$100.5	4.7
Industrial & Infrastructure	121.4	13.3	22.6	2.6
Government	11.1	3.7	9.4	2.9
Global Services	66.1	9.5	48.2	8.1
Power	24.8	4.7	6.5	2.3
Total Operating Profit Margin $ and %	$392.4	6.8	$187.2	4.4

Less: Greater Gabbard Sale	(79.2)		—
Operating Profit Margin $ and %	313.2	5.4	187.2	4.4

SIX MONTHS ENDED JUNE 30	2008	2007
Revenues
Oil & Gas	$5,945.5	$3,822.5
Industrial & Infrastructure	1,708.7	1,650.6
Government	580.1	671.0
Global Services	1,402.3	1,232.7
Power	944.0	486.5
Total revenues	$10,580.6	$7,863.3

	$	%	$	%
Operating Profit Margin $ and %
Oil & Gas	$306.5	5.2	$188.8	4.9
Industrial & Infrastructure	150.8	8.8	43.7	2.7
Government	18.8	3.2	25.8	3.9
Global Services	119.6	8.5	95.1	7.7
Power	45.8	4.9	11.3	2.3
Total Operating Profit Margin $ and %	$641.5	6.1	$364.7	4.6
Less: Greater Gabbard Sale	(79.2)		—
Operating Profit Margin $ and %	562.3	5.3	364.7	4.6

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	JUNE 30, 2008	DECEMBER 31, 2007
Cash and Marketable Securities	$2,353.1	$1,714.4
Total Current Assets	4,919.6	4,059.5
Total Assets	6,670.1	5,796.2
Total Short-Term Debt	302.1	307.2
Total Current Liabilities	3,397.1	2,860.1
Long-term Debt	17.7	17.7
Shareholders’ Equity	2,618.4	2,274.5

Total Debt to Capitalization %	10.9%	12.5%
Shareholders’ Equity Per Share	$14.75	$25.64

SELECTED CASH FLOW ITEMS

($ in millions)

	SIX MONTHS ENDED JUNE 30
	2008	2007

Cash Provided by Operating Activities	$681.6	$515.7

Investing Activities
Capital Expenditures	(127.1)	(120.6)
Net purchases of Marketable Securities	(342.9)	(234.3)
Proceeds from sale of joint venture interest	79.2	—
Other Items	16.9	27.5
Cash Utilized by Investing Activities	(373.9)	(327.4)

Financing Activities
Non-Recourse Project Financing	—	51.2
Cash Dividends	(44.5)	(35.0)
Other Items	26.8	15.9
Cash (Utilized) Provided by Financing Activities	(17.7)	32.1

Effect of Exchange Rate Changes on Cash	20.4	23.2

Increase in Cash and Cash Equivalents	$310.4	$243.6

Depreciation	$78.5	$70.1

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2008		2007		% Chg

Oil & Gas	$3,016	47%	$2,129	37%	42%
Industrial & Infrastructure	2,411	38%	1,129	19%	114%
Government	87	1%	181	3%	(52)%
Global Services	673	11%	570	10%	18%
Power	206	3%	1,789	31%	(88)%

TOTAL NEW AWARDS	$6,393	100%	$5,798	100%	10%

SIX MONTHS ENDED JUNE 30	2008		2007		% Chg

Oil & Gas	$7,303	60%	$5,034	49%	45%
Industrial & Infrastructure	2,797	23%	1,543	15%	81%
Government	186	2%	309	3%	(40)%
Global Services	1,310	11%	1,326	13%	(1)%
Power	496	4%	2,049	20%	(76)%

TOTAL NEW AWARDS	$12,092	100%	$10,261	100%	18%

BACKLOG TRENDS

($ in millions)

AS OF JUNE 30	2008		2007		% Chg

Oil & Gas	$20,920	63%	$14,034	54%	49%
Industrial & Infrastructure	7,095	22%	5,660	22%	25%
Government	316	1%	428	2%	(26)%
Global Services	2,744	8%	2,608	10%	5%
Power	1,935	6%	2,969	12%	(35)%

TOTAL BACKLOG	$33,010	100%	$25,699	100%	28%

United States	$14,914	45%	$11,474	44%	30%
The Americas	1,503	5%	2,766	11%	(46)%
Europe, Africa and the Middle East	14,173	43%	9,767	38%	45%
Asia Pacific	2,420	7%	1,692	7%	43%

TOTAL BACKLOG	$33,010	100%	$25,699	100%	28%

FLRF